BEDFORD BANCSHARES, INC. AND SUBSIDIARY

                                   EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE



                                                     Three Months Ended          Six Months Ended
                                                            March 31                  March 31
                                                   ------------------------   ------------------------
                                                      1997           1996        1997          1996
                                                      ----           ----        ----          ----

Net Income.......................................  $  414,000    $  398,000   $  771,000    $  753,000
                                                   ==========    ==========   ==========    ==========

Primary and Fully Diluted:

Average Shares Outstanding, Net of
  ESOP Shares (60,847 and 68,749 at March 31,
    1997 and 1996, respectively.)................   1,081,005     1,125,984    1,081,297     1,128,013
                                                   ==========    ==========   ==========    ==========

Per Share Amount ................................  $      .38    $      .35   $      .71    $      .67
                                                   ==========    ==========   ==========    ==========



   Earnings per share of common stock for the three and six months ended March 31, 1997 and 1996 have been determined by dividing net income for the periods by the weighted average number of shares of common stock outstanding net of ESOP shares.







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